Exhibit 99.2
OPTION CANCELLATION AGREEMENT
     THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is entered into as of April 9, 2008 between IndyMac Bancorp, Inc., a Delaware corporation (the “Corporation”), and Michael W. Perry, the Corporation’s Chairman and Chief Executive Officer (“Executive”) with reference to the following:
     A. Given the extremely challenging nature of the housing and mortgage markets, it is critical for the Corporation to control expenses while at the same time retaining and motivating employees who are key to executing the Corporation’s 2008 strategic and financial plan. Stock option awards are one of the most cost effective means of providing compensation to these employees in that they have a relatively small impact on GAAP earnings in comparison to the potential financial upside and resulting motivational impact to recipients. In order to make more stock options available for grants to key employees, solely upon his own initiative, Executive would like to surrender a portion of his vested stock options.
     B. Executive has heretofore been granted a stock option to purchase up to 1,000,000 shares of common stock of the Corporation (the “Option”) on February 5, 2001 pursuant to Executive’s prior employment agreement between the Corporation and Executive that has been subsequently amended and restated as of September 18, 2006 (such agreement as subsequently amended and restated being referred to herein as the “Employment Agreement”). The Option has not been exercised to any extent as of the date hereof.
     C. Executive has informed the Management Development and Compensation Committee of the Board of Directors of the Corporation that he desires to surrender the Option for cancellation without receiving any cash or other consideration and without any obligation or intention of the Corporation to grant, or expectation of Executive to receive, any grant of stock purchase options in replacement thereof or other consideration relating thereto in the future.
     THEREFORE, the Corporation and Executive hereby agree as follows:
     1. Surrender and Cancellation of the Option.
     Executive hereby surrenders the Option and the Corporation hereby acknowledges and confirms such surrender and cancellation.
     2. No Obligations or Understandings.
     Executive and the Corporation acknowledge and agree that the surrender of the Option referred to herein shall be without consideration and without any obligation on the part of the Corporation to grant, and without any expectation of Executive to receive, any grant of stock purchase options in replacement thereof or other consideration relating thereto at any time in the future. Executive acknowledges and agrees that the Corporation will rely on the provisions of this Section 2 in connection with the future operation of the Corporation’s 2002 Incentive Plan and the preparation of financial statements of the Corporation.
     3. No Other Effect on Employment Agreement.
     The surrender of the Option referred to herein shall not have any effect on the rights or obligations of the Corporation or Executive under the Employment Agreement, other than the cancellation of the Option as set forth herein.
     4. Entire Agreement.
     This Agreement sets forth the entire understanding of the parties with respect to the surrender of the Option evidenced hereby and supersedes any discussion among the parties hereto with respect the subject matter hereof.

CORPORATION		EXECUTIVE

INDYMAC BANCORP, INC.

By:	/s/ JOHN F. SEYMOUR	/s/ MICHAEL W. PERRY

Name:	Sen. John F. Seymour (ret.)	Michael W. Perry
Title:	Chairman, Management Development and Compensation Committee